Exhibit (a)(8)

Investor and Media Contact:	Steve Zenker (239) 498-8066 stevezenker@wcicommunities.com

WCI COMMUNITIES SEEKS SHAREHOLDER SUPPORT

TO ENSURE FAIR SALE PROCESS

BONITA SPRINGS, Fla. – May 16, 2007 – WCI Communities, Inc. (NYSE:WCI) said today that it has sent a letter to its shareholders in connection with its forthcoming annual meeting, seeking shareholder support to re-elect the current Board of Directors.

In the letter, the Company said that its Board of Directors is committed to making sure that the sale process it has initiated and which is underway is fair, transparent and designed to get the best possible price for WCI shares in the current market and will ensure that the result will be to maximize the value of WCI shares for all of the Company’s shareholders. The letter also noted that at present, the Company has entered into a number of confidentiality agreements with entities that have expressed an interest in acquiring WCI. The letter also advised shareholders that the election of a slate of directors proposed by Carl Icahn could jeopardize the sale process or make the process less than fair and open.

The full text of the shareholder letter follows:

WCI COMMUNITIES, INC.

24301 WALDEN CENTER DRIVE

BONITA SPRINGS, FLORIDA 34134

May 16, 2007

Dear Fellow Shareholder:

As you are aware, we have begun a sale process for the Company. Your Board is committed to making sure that this process is fair, transparent and designed to get the best possible price for your shares in the current market and to ensure that the result will be to maximize the value of WCI shares for all of the Company’s shareholders.

We are working closely with our financial advisors Goldman Sachs & Co., who are helping us move this process forward as quickly as possible. We have entered into a number of confidentiality agreements with entities that have expressed an interest in acquiring WCI. We have invited Carl Icahn to join the process, but to date, he has chosen not to participate.

While it is still early in this process, your Board continues to believe that a superior alternative to Carl Icahn’s offer could emerge that would provide you and all shareholders with greater value than $22 per share.

We believe your present Board is the right steward of the WCI sale process. We have both the right experience and a firm commitment to seek a sale that maximizes value for all WCI shareholders.

Your present Board represents all shareholders and is not beholden to the Icahn Group which has put a financially inadequate offer on the table. Carl Icahn has offered no plan to refinance certain of your company’s outstanding indebtedness that could come due and payable as a result of his tender offer and proxy contest and no plan to deal with those shareholders who choose not to tender their shares at $22 per share, who, as a result, may end up with an illiquid security.

The directors you have elected, the present Board of Directors, put a limited duration shareholder rights plan in place so that it could have the time to engage in the sale process that is underway and maximize the value of your shares without undue influence from any particular shareholder. The election of a Carl Icahn-selected Board could lead to the dismantling of that plan and other shareholder protection laws so as to permit Carl Icahn to proceed with his financially inadequate tender offer.

Your Board is focused on protecting your rights and maximizing your value in WCI.

It is important that the sale process remain fair and independent. Your Board is independent, and focused on obtaining the best price for your shares. It is vital for you to vote for your Board’s nominees, the incumbent directors, to assure that the current sale process continues in an effort to maximize the value of your WCI shares.

A VOTE FOR YOUR BOARD’S NOMINEES WILL ENSURE THAT A

COMPREHENSIVE AND FAIR SALE PROCESS IS CONDUCTED

IN YOUR INTERESTS AND THE INTERESTS OF ALL WCI SHAREHOLDERS.

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, YOUR VOTE IS IMPORTANT TO US. PLEASE BE SURE YOU ARE REPRESENTED AT THE ANNUAL MEETING BY USING THE ENCLOSED WHITE PROXY CARD TO VOTE BY TELEPHONE, BY INTERNET, OR BY SIGNING, DATING AND RETURNING THE WHITE PROXY CARD, AS SOON AS POSSIBLE.

You can find our detailed response to Carl Icahn’s inadequate tender offer in the Form 14D-9 that we filed with the Securities & Exchange Commission on April 5, 2007. It can be accessed on our website, http://www.wcicommunities.com, in the investor section under the shareholders meeting tab.

WE URGE YOU TO VOTE YOUR WHITE PROXY CARD

TO RE-ELECT YOUR CURRENT BOARD OF DIRECTORS.

If you have any questions, require assistance with voting, or need additional copies of the Company’s proxy materials, please contact Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Thank you for your support.

Sincerely,

Jerry L. Starkey	Don E. Ackerman
President and Chief Executive Officer	Chairman

Important Information

WCI Communities, Inc. has filed a definitive proxy statement in connection with its 2007 annual meeting of shareholders. WCI shareholders are strongly advised to read the definitive proxy statement carefully, as it contains important information. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by WCI with the U.S. Securities and Exchange Commission (the “SEC”) for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement are also available for free at WCI’s Internet website at www.wcicommunities.com or by writing to WCI Communities, Inc., 24301 Walden Center Drive, Bonita Springs, Florida 34134. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Innisfree M&A Incorporated, at (888) 750–5834 toll–free or by email at info@innisfreema.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of WCI’s shareholders is available in the definitive proxy statement filed on Form 14A with the SEC on Monday, April 30, 2007.

This communication has been made public by WCI Communities, Inc. Shareholders are urged to read the Company’s Solicitation/Recommendation Statement on Schedule 14D–9 (including each exhibit thereto), which was filed by WCI with the SEC on April 5, 2007, and all amendments thereto, as they contain important information. Copies of the Solicitation/Recommendation Statement (including all exhibits and amendments thereto) are, and other public filings made from time to time by WCI with the SEC which are related to the offer (the “Offer”) by Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership, will be, available without charge at the SEC’s Internet website at www.sec.gov or at WCI’s Internet website at www.wcicommunities.com.

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About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build over 19,500 traditional and tower homes.

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For more information about WCI and its residential communities visit

www.wcicommunities.com

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Forward-Looking Statement

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to comply with outstanding debt agreements/covenants; S&P and/or Moody’s downgrades; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; increased customer cancellations or defaults; adverse legislation or regulations; unanticipated litigation or legal proceedings; changes in accounting rules, including changes in percentage of completion accounting; natural disasters; availability and cost of insurance and surety bonds, lack of visibility in the marketplace and inability to gauge timing of market turnarounds; or deterioration and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.